                                                                     EXHIBIT 3.1


              AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
                                  AVIGEN, INC.

         AVIGEN, INC. , a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify as follows:

         FIRST:  The name of the corporation is AVIGEN, INC.

         SECOND: The Certificate of Incorporation of the corporation was filed with the Secretary of State on October 22, 1992.

         THIRD: The Amended and Restated Certificate of Incorporation of the corporation, in the form attached hereto as EXHIBIT A, has been duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware by the Board of Directors of the corporation.

         FOURTH: The Amended and Restated Certificate of Incorporation of the corporation, in the form attached hereto as EXHIBIT A, was approved by the written consent of holders of a majority of the outstanding capital stock of the corporation in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware and by a majority of each class of stock entitled to vote thereon pursuant to Section 228 of the General Corporation Law of the State of Delaware. The corporation has two classes of stock outstanding, Common Stock (formerly "Class A Common Stock") and Preferred Stock, and each class of stock is entitled to vote with respect to the Amended and Restated of Incorporation. The total number of outstanding shares of Common Stock of the corporation is two million one hundred seventy-three thousand two hundred sixty-two (2,173,262) (after giving effect to the 4.43-for-1 reverse split of the Company's stock effected hereby ("Post-Split")) and the total number of outstanding shares of Preferred Stock is two million three hundred thirty-eight thousand two hundred ninety-three (2,338,293) (Post-Split).

         FIFTH: The Amended and Restated Certificate of Incorporation so adopted reads in full as set forth in EXHIBIT A attached hereto and hereby incorporated by reference.

         IN WITNESS WHEREOF, AVIGEN, INC. has caused this Amended and Restated Certificate of Incorporation to be signed by its President and Chief Executive Officer and attested to by its Secretary this 7th day of May, 1996.

                                 AVIGEN, INC.



                                 By:
                                     -----------------------------------------
                                         John Monahan
                                         President and Chief Executive Officer
ATTEST:

__________________________
Wanda deVlaminck
Secretary

                                   Exhibit A

              AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
                                  AVIGEN, INC.

                                       I.

         The name of the Corporation is AVIGEN, INC.

                                      II.

         The registered agent of the Corporation in the State of Delaware is The Corporation Trust Company and the address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle.

                                      III.

         The purpose of this Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law.

                                      IV.

         A. This Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the Corporation is authorized to issue is thirty five million (35,000,000) shares. Thirty million (30,000,000) shares shall be Common Stock, each having a par value of one tenth of one cent ($.001). Five million (5,000,000) shares shall be Preferred Stock, each having a par value of one tenth of one cent ($.001).

         B. One million three hundred fifty-five thousand (1,355,000) of the authorized shares of Preferred Stock are hereby designated "5% Cumulative Convertible Series A Preferred Stock" (the "Series A Preferred"). One hundred fifty-three thousand (153,000) of the authorized shares of Preferred Stock are hereby designated "5% Cumulative Convertible Series B Preferred Stock" (the "Series B Preferred"). Nine hundred three thousand (903,000) of the authorized shares of Preferred Stock are hereby designated "Series C Preferred Stock" (the "Series C Preferred"). Five hundred sixty-five thousand (565,000) of the authorized shares of Preferred Stock are hereby designated "Series D Preferred Stock" (the "Series D Preferred").

         C. Upon the filing of this Amended and Restated Certificate of Incorporation, every four and forty-three one hundredths (4.43) shares of outstanding Class A Common Stock shall be combined into one (1) share of Common Stock; every four and forty-three one hundredths (4.43) shares of outstanding Series A Preferred shall be combined into one (1) share of Series A Preferred; every four and forty-three one hundredths (4.43) shares of outstanding Series B Preferred shall be combined into one (1) share of Series B Preferred; every four and forty-three


                                       1.

one hundredths (4.43) shares of outstanding Series C Preferred shall be combined into one (1) share of Series C Preferred; every four and forty-three one hundredths (4.43) shares of outstanding Series D Preferred shall be combined into one (1) share of Series D Preferred. All share amounts and per share amounts are stated herein on a Post-Split basis.

         D. The rights, preferences, privileges, restrictions and other matters relating to the Preferred Stock are as follows:

         1.      DIVIDEND RIGHTS.

                 (a) Holders of Preferred Stock, in preference to the holders of any other stock of the Corporation ("Junior Stock"), and Holders of Series C Preferred, in preference to holders of the Series A Preferred, Series B Preferred, and Series D Preferred as well as holders of the Junior Stock, shall be entitled to receive, when, as and if declared by the Board of Directors, but only out of funds that are legally available therefor, cash dividends at the rate and in the amounts as follows:

                          (i)     With respect to the Series A Preferred, each
outstanding share shall accrue $.2215 per annum. Such dividends not declared and paid when due shall accrue and accumulate.

                          (ii)    With respect to the Series B Preferred, each
outstanding share shall accrue $.2769 per annum. Such dividends not declared and paid when due shall accrue and accumulate.

                          (iii)   (A) With respect to the Series C Preferred,
until the earlier of (a) June 28, 1997, (b) a $5,000,000 Equity Receipt Event, as defined in Section 1(a)(iii)(B) below, or (c) the conversion of the Series C Preferred into shares of Common Stock pursuant to Section 4 hereof, the Series C Preferred shall accrue (1) $1.9492 per share on each share of Series C Preferred outstanding on July 29, 1995, effective July 29, 1995, and (2) $2.7466 per share on each share of Series C Preferred outstanding on June 29, 1996, effective June 29, 1996 (the "Series C Preferred Dividends"). The Series C Preferred Dividends not declared and paid when due shall accrue, accumulate and be included as a liquidation preference of the Series C Preferred, as set forth in Section 2(b) hereof.

                                  (B)      "$5,000,000 Equity Receipt Event"
shall mean the closing of an offering or offerings by the Company subsequent to June 28, 1995 of any of its equity securities that singularly or in any combination thereof provide aggregate gross proceeds to the Company of at least five million dollars ($5,000,000); provided, however, that in the event that the receipt of any such proceeds by the Company is contingent upon or a part of a transaction in which the Company licenses technology to or is required to provide services for the purchasing entity or any of its affiliates (a "Corporate Partner Transaction"), then only fifty percent (50%) of the gross proceeds received by the Company in any such Corporate Partner





                                       2.

Transaction shall be counted in determining whether the five million dollar ($5,000,000) threshold has been met.

                          (iv)    With respect to the Series D Preferred, the
holders of outstanding shares of Series D Preferred Stock shall be entitled to receive dividends, when, if and as declared by the Board of Directors. The right to such dividends on the Series D Preferred shall not be cumulative.

                 (b) So long as any shares of Preferred Stock shall be outstanding, no dividend, whether in cash or property, shall be paid or declared, nor shall any other distribution be made, on any Junior Stock, nor shall any shares of any Junior Stock of the Corporation be purchased, redeemed, or otherwise acquired for value by the Corporation (except for acquisitions of Common Stock by the Corporation from the founders of the Corporation or pursuant to agreements with employees or consultants which permit the Corporation to repurchase such shares upon termination of employment or consulting relationships or in exercise of the Corporation's right of first refusal upon a proposed transfer) until all accrued but unpaid dividends on the Preferred Stock shall have been paid or declared and set apart. In the event dividends are paid on any share of Common Stock, an additional dividend shall be paid with respect to all outstanding shares of Series A Preferred, Series B Preferred, and Series D Preferred in an amount for each such share of Series A Preferred, Series B Preferred, or Series D Preferred equal to the aggregate amount of such dividends for all shares of Common Stock into which each such share of Preferred Stock could then be converted. To the extent dividends are paid on any share of Common Stock that, on a per share basis and when aggregated with all such prior dividends, exceed the aggregate Series C Preferred Dividends declared and paid on the Series C Preferred, determined on an as-converted per share basis pursuant to Section 4 but excluding adjustments pursuant to Section 4(e) ("Excess Dividends"), an additional dividend shall be paid with respect to all outstanding shares of Series C Preferred in an amount for each such share of Series C Preferred equal to such Excess Dividends. The provisions of this Section 1(b) shall not, however, apply to (i) a dividend payable in Common Stock, (ii) the acquisition of shares of any Junior Stock in exchange for shares of any other Junior Stock, or (iii) any repurchase of any outstanding securities of the Corporation that is unanimously approved by the Corporation's Board of Directors.

                 (c) Except as provided in Section 2 hereof, no dividends or distribution shall be declared or paid on the Series A Preferred, the Series B Preferred, or the Series D Preferred or on the Common Stock while there are any accrued but unpaid dividends on the Series C Preferred. After payment of any accrued Series C Preferred Dividend, no dividends shall be paid, declared or set apart for payment on any shares of the Series A Preferred, Series B Preferred, or Series D Preferred unless at the same time a dividend for the same percentage of the respective dividend rates or, in the case of the Series D Preferred, a dividend determined by the Board of Directors to be a reasonable amount, shall also be paid, declared or set apart for payment, as the case may be, on the shares of each other series of Preferred Stock then outstanding, except for the shares of Series C Preferred.





                                       3.

                 (d) No undeclared or unpaid dividend shall bear or accrue interest. Upon conversion of the Preferred Stock into shares of Common Stock, all accrued, accumulated and unpaid dividends, whether or not declared, shall be canceled.

                 (e) All dividend amounts set forth herein on a per share of Preferred Stock basis shall be adjusted for any stock dividends, combinations or splits with respect to such shares of Preferred Stock.

                 (f) The holders of Preferred Stock shall not be entitled to any dividends other than the dividends provided in this Section 1.

         2.      LIQUIDATION RIGHTS.

                 (a) In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary (a "Liquidation Event"), the holders of the Series A, Series B, Series C and Series D Preferred shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Common Stock, the amount of $4.43, $5.5375, $4.873, and $7.088 per share, respectively (as adjusted for any stock dividends, combinations or splits with respect to such stock), plus all declared but unpaid dividends, if any, for each such share then held (respectively, the "Preferential Amount"). If upon the occurrence of a Liquidation Event the assets and funds to be distributed among the holders of Series A, Series B, Series C and Series D Preferred shall be insufficient to permit the payment to such holders of the full Preferential Amounts, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series A, Series B, Series C and Series D Preferred Stock in proportion to the Preferential Amount each such holder is otherwise entitled to receive.

                 (b) Upon a Liquidation Event, after the payment of the distribution to the holders of the Series A, Series B, Series C and Series D Preferred of the full Preferential Amounts provided in subsection 2(a), but before any payment or declaration and setting apart for payment of any amount shall be made in respect of the Common Stock then outstanding, the holders of the Series A, Series B and Series C Preferred then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to stockholders, whether such assets are capital, surplus or earnings, an amount in cash or securities equal to the accrued but undeclared and unpaid dividends (including the Series C Preferred Dividends) with respect to such shares, to be distributed ratably to the holders of the Series A, Series B and Series C Preferred on the basis of the amounts to which each holder is entitled pursuant to such dividends.

                 (c) Upon a Liquidation Event, after the payment of the distribution to the holders of the Series A, Series B, Series C and Series D Preferred of the full preferential amounts set forth in subsections (a) and (b) of this Section 2, the holders of the Common Stock then outstanding, together with the holders of the Series A, Series B, Series C and Series D





                                       4.

Preferred then outstanding, shall be entitled to receive ratably, with all shares of Series A, Series B, Series C and Series D Preferred treated as if they have been converted into Common Stock pursuant to each such series' respective Conversion Rate (as defined herein), all remaining assets of the Corporation to be distributed; provided, however, that the holders of Preferred Stock shall not share pro rata in the remaining assets of the Corporation until all holders of Series A, Series B, Series C and Series D Preferred and Common Stock shall have received a cumulative amount per share (as adjusted to reflect any stock split, combination, reclassification or reorganization) equal to the cumulative dividends per share (as adjusted to reflect any stock split, combination, reclassification or reorganization), on an as converted basis, paid on all series of Preferred Stock, excluding any adjustments resulting from any adjustments to Conversion Rates pursuant to Section 4(e).

                 (d) For purposes of this Section 2, (i) a merger or consolidation of the Corporation into or with another corporation (other than with a wholly owned subsidiary of this Corporation), or any other corporate reorganization in which the stockholders of the Corporation will not own a majority of the outstanding shares of the surviving entity of such merger, consolidation or reorganization, or (ii) a sale, transfer or other disposition of all or substantially all of the assets of the Corporation, shall be deemed to be a liquidation, dissolution or winding up of the Corporation.

                 (e) In the case of (1) any merger or reorganization of the Corporation with or into any other corporation or other entity or person in which transaction the Corporation's stockholders immediately prior to such transaction own immediately after such transaction less than 50% of the equity
securities of the surviving corporation or its parent; or   (2) sale, lease or
other disposition of all or substantially all of the assets of the Corporation, the holders of outstanding shares of Preferred Stock and Common Stock shall be entitled to receive, from the acquiring corporation or the Corporation, as the case may be, the preferential amounts set forth in subsections (a), (b), and
(c) of this Section 2. In the event this requirement is not complied with, the Corporation shall forthwith:

                          (i)     Cause the closing of such transaction to be
postponed until the requirements of this Section 2(e) have been complied with;
or

                          (ii)    Cancel such transaction, in which event the
rights, preferences and privileges of holders of the Corporation's Preferred Stock and Common Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in this Section 2(e).

The Company shall give each holder of Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred written notice of such impending transaction not later than thirty (30) days prior to the stockholders' meeting called to approve such transaction or thirty (30) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and set forth the





                                       5.

provisions of this Section 2, and the Company shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than thirty (30) days after the Company has given the first notice provided for herein or sooner than ten (10) days after the Company has given notice of any material changes; provided, however, that such periods may be shortened upon the written consent of the holders of a majority of each series of the Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred.

                 (f) Any securities to be delivered to the holders of the Preferred Stock and Common Stock upon a merger, reorganization or sale of all or substantially all of the assets of the Corporation shall be valued as follows:

                          (i)     if traded on a securities exchange, the value
shall be deemed to be the average of the closing prices of the securities on such exchange over the 30-day period ending three (3) business days prior to the closing;

                          (ii)    if actively traded over-the-counter, the
value shall be deemed to be the average of the closing bid prices over the 30-day period ending three (3) business days prior to the closing; and

                          (iii)   if there is no active public market, or if
the securities are subject to restrictions on free marketability, the value shall be the fair market value thereof, as determined in good faith by the Corporation's Board of Directors.

         3.      VOTING RIGHTS.

                 (a) Except as otherwise provided herein or as required by law, the Preferred Stock shall be voted equally with the shares of the Common Stock of the Corporation and not as a separate class, at any annual or special meeting of stockholders of the Corporation, and may act by written consent in the same manner as the Common Stock, in either case upon the following basis: each holder of shares of Preferred Stock shall be entitled to such number of votes as shall be equal to the whole number of shares of Common Stock into which such holder's aggregate number of shares of Preferred Stock are convertible (pursuant to Section 4 hereof) immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent.

                 (b) Any amendment to the certificate of incorporation of the Corporation which negatively affects the conversion terms of the Series A Preferred, Series B Preferred, Series C Preferred, or the Series D Preferred shall require the approval of the holders of a majority of shares of each such negatively affected series.





                                       6.

         4.      CONVERSION RIGHTS.

                 The holders of the Preferred Stock shall have the following rights with respect to the conversion of the Preferred Stock into shares of Common Stock:

                 (a) OPTIONAL CONVERSION. Subject to and in compliance with the provisions of this Section 4, any shares of Series A Preferred, Series B Preferred, Series C Preferred, or Series D Preferred may, at the option of the holder, be converted at any time into fully-paid and nonassessable shares of Common Stock. The number of shares of Common Stock to which a holder of Series A Preferred shall be entitled upon conversion shall be the product obtained by multiplying the "Series A Conversion Rate" then in effect (determined as provided in Section 4(b)) by the number of shares of Series A Preferred being converted. The number of shares of Common Stock to which a holder of Series B Preferred shall be entitled upon conversion shall be the product obtained by multiplying the "Series B Conversion Rate" then in effect (determined as provided in Section 4(b)) by the number of shares of Series B Preferred being converted. The number of shares of Common Stock to which a holder of Series C Preferred shall be entitled upon conversion shall be the product obtained by multiplying the "Series C Conversion Rate" then in effect (determined as provided in Section 4(b)) by the number of shares of Series C Preferred being converted. The number of shares of Common Stock to which a holder of Series D Preferred shall be entitled upon conversion shall be the product obtained by multiplying the "Series D Conversion Rate" then in effect (determined as provided in Section 4(b)) by the number of shares of Series D Preferred being converted.

                 (b) CONVERSION RATE. The conversion rate in effect at any time for conversion of the Series A Preferred (the "Series A Conversion Rate") shall be the quotient obtained by dividing $4.43 by the "Series A Conversion Price," calculated as provided in Section 4(c). The conversion rate in effect at any time for conversion of the Series B Preferred (the "Series B Conversion Rate") shall be the quotient obtained by dividing $5.5375 by the "Series B Conversion Price," calculated as provided in Section 4(c). The conversion rate in effect at any time for conversion of the Series C Preferred (the "Series C Conversion Rate") shall be the quotient obtained by dividing $4.873 by the "Series C Conversion Price," calculated as provided in Section 4(c). The conversion rate in effect at any time for conversion of the Series D Preferred (the "Series D Conversion Rate") shall be the quotient obtained by dividing $7.088 by the "Series D Conversion Price," calculated as provided in
Section 4(c).

                 (c) CONVERSION PRICE. The conversion price for the Series A Preferred shall, upon the Filing Date (as defined below), be $4.43 (the "Series A Conversion Price"). The conversion price for the Series B Preferred shall, upon the Filing Date, be $4.873 (the "Series B Conversion Price"). The conversion price for the Series C Preferred shall, upon the Filing Date, be $4.873 (the "Series C Conversion Price"). The conversion price for the Series D Preferred shall, upon the Filing Date, be $7.088 (the "Series D Conversion Price"). Such Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, and Series D Conversion Price (the "Conversion Prices") shall be adjusted from time to time in accordance





                                       7.

with this Section 4. All references to the Conversion Prices herein shall mean the Conversion Prices as so adjusted.

                 (d) MECHANICS OF CONVERSION. Each holder of Preferred Stock who desires to convert the same into shares of Common Stock pursuant to this Section 4 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or any transfer agent for the Preferred Stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same. Such notice shall state the number of shares of Preferred Stock being converted. Thereupon, the Corporation shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Preferred Stock to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

                 (e) ADJUSTMENTS TO SERIES A CONVERSION PRICE, SERIES B CONVERSION PRICE, AND SERIES C CONVERSION PRICE FOR CERTAIN DILUTING ISSUES.

                          (i)     SPECIAL DEFINITIONS.  For purposes of this
Section 4, the following definitions apply:

                                  (1)      "OPTIONS" shall mean rights, options
or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.

                                  (2)      "FILING DATE" shall mean the date on
which this Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware.

                                  (3)      "CONVERTIBLE SECURITIES" shall mean
any evidences of indebtedness, shares (other than Common Stock and Series A Preferred, Series B Preferred, Series C Preferred, or Series D Preferred) or other securities convertible into or exchangeable for Common Stock.

                                  (4)      "ADDITIONAL SHARES OF COMMON STOCK"
shall mean all shares of Common Stock issued (or, pursuant to Section 4(e)(iii), deemed to be issued) by the Corporation after the Filing Date, other than shares of Common Stock issued or issuable:

                                           (A)     upon exercise of any
outstanding option or warrant to purchase Common Stock or Preferred Stock;

                                           (B)     upon conversion of any
outstanding Senior Bridge Note issued by the Company;





                                       8.

                                           (C)     upon conversion of any
outstanding shares of Series A Preferred, Series B Preferred, Series C Preferred or Series D Preferred;

                                           (D)     upon conversion of any
convertible securities issuable upon exercise of any outstanding option or warrant;

                                           (E)     to officers, directors or
employees of, or consultants to, the Corporation pursuant to stock option plans, stock purchase plans or equity incentive plans or agreements on terms approved by the Board of Directors;

                                           (F)     as part of an initial public
offering of the Corporation's Common Stock pursuant to an underwriting public offering registered under the Securities Act of 1933, as Amended (the "Act");

                                           (G)     upon exercise of warrants to
purchase Common Stock that hereinafter may be issued to underwriters or other persons or entities as sales commissions or fees in connection with obtaining equity financing;

                                           (H)     for which adjustment of the
Series A, Series B, or Series C Conversion Price is made pursuant to Section 4(f)-(j), inclusive.

                                           (I)     as a dividend or distribution
on the shares excluded from the definition of Additional Shares of Common Stock by the foregoing clauses (A) through (H) or this clause (I);

                          (ii)    NO ADJUSTMENT OF CONVERSION PRICE.  Any
provision herein to the contrary notwithstanding, no adjustment in the Series B or Series C Conversion Price shall be made in respect of the issuance of Additional Shares of Common Stock unless the consideration per share (determined pursuant to Section 4(e)(v) hereof) for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the Conversion Price for the Series C Preferred Stock in effect on the date of, and immediately prior to, such issue. Any provision herein to the contrary notwithstanding, no adjustment in the Series A Conversion Price shall be made in respect of the issuance of Additional Shares of Common Stock unless the Series C Conversion Price, as adjusted as a result of such issuance of Additional Shares of Common Stock, is less than $4.43, as may be adjusted from time to time taking into account adjustments that may be made pursuant to this
Section 4.

                          (iii)    DEEMED ISSUE OF ADDITIONAL SHARES OF COMMON
STOCK. In the event the Corporation at any time or from time to time after the Filing Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities then entitled to receive any such Options or Convertible Securities (other than Options or Convertible Securities described in Section 4(e)(i)(4) above), then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein designed to protect against dilution) of Common Stock issuable upon the





                                       9.

exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities and Options, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which Additional Shares of Common Stock are deemed to be issued:

                                  (1)      no further adjustments in the Series
A, Series B or Series C Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

                                  (2)      if such Options or Convertible
Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Corporation, or decrease or increase in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Series A, Series B or Series C Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities (provided, however, that no such adjustment of the Series A, Series B or Series C Conversion Price shall affect Common Stock previously issued upon conversion of the Series A, Series B, or Series C Preferred);

                                  (3)      upon the expiration of any such
Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Series A, Series B or Series C Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

                                           (A)     in the case of Convertible
Securities or Options for Common Stock the only Additional Shares of Common Stock issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Corporation upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange, and

                                           (B)     in the case of Options for
Convertible Securities only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised,





                                      10.

plus the consideration deemed to have been received by the Corporation (determined pursuant to Section 4(e)(v)) upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

                                  (4)      no readjustment pursuant to clause
(2) or (3) above shall have the effect of increasing the Series A, Series B, or Series C Conversion Price to an amount which exceeds the lower of (a) the Series A, Series B, or Series C Conversion Price on the original adjustment date, or (b) the Series A, Series B, or Series C Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date;

                                  (5)      in the case of any Options which
expire by their terms not more than 30 days after the date of issue thereof, no adjustment of the Series A, Series B, or Series C Conversion Price shall be made until the expiration or exercise of all such Options, whereupon such adjustment shall be made in the same manner provided in clause (3) above.

                          (iv)    ADJUSTMENT OF SERIES A, SERIES B, AND SERIES
C CONVERSION PRICES UPON ISSUANCE OF ADDITIONAL SHARES OF COMMON STOCK.

                                  (1)      (A)     With respect to the Series B
and Series C Preferred, in the event the Corporation at any time after the Filing Date shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 4(e)(iii) other than stock dividends, Series A Preferred, Series C Preferred, or warrants to purchase Series A or Series C Preferred or Common Stock issued upon exercise or conversion of such warrants), in connection with an offering or series of related offerings by the Corporation with gross proceeds to the Corporation of at least two hundred fifty thousand dollars ($250,000), for a consideration per share less than (I) 140% of the Series C Conversion Price in effect on the date of and immediately prior to such issuance, if the issuance occurs prior to June 28, 1996, or (II) 196% of the Series C Conversion Price in effect on the date of and immediately prior to such issuance, if the issuance occurs on or after June 28, 1996, then and in such event, the Series B and Series C Conversion Prices shall be reduced, concurrently with such issue, to an amount equal to
(a) 71.43% of the consideration per share for which such Additional Shares of Common Stock are issued, if the issuance occurs prior to June 28, 1996, or to
(b) 51.02% of the consideration per share for which such Additional Shares of Common Stock are issued, if the issuance occurs after June 28, 1996.

                                           (B)     If at any time the Series C
Conversion Price is reduced to equal less than $4.43 per share, as may be adjusted from time to time taking into account adjustments that may be made pursuant to this Section 4, then the Series A Conversion Price shall be adjusted to equal the Series C Conversion Price.

                                           (C)     Any provision herein to the
contrary notwithstanding, in no event shall the Series A, Series B, or Series C Conversion Prices be reduced below $1.15,





                                      11.

as may be adjusted from time to time taking into account adjustments that may be made pursuant to this Section 4.

                                           (D)     The effectiveness of Section
4(e)(iv)(1)(A) and (B) shall terminate immediately upon the first to occur of
(a) an Equity Receipt Event, as defined in Section 1(a)(iii)(B); (b) the closing of the sale of the Corporation's Common Stock in an underwritten public offering registered under the Act, other than a registration relating solely to a transaction under Rule 145 under the Act (or any successor thereto) or to an employee benefit plan of the Corporation, with aggregate gross offering proceeds (before underwriting discounts, commissions and fees) which exceed $10,000,000 (a "Qualified Public Offering"); or (c) a merger, reorganization or sale of substantially all of the assets of the Corporation in which the stockholders of the Corporation immediately prior to the transaction possess less than 50% of the voting securities of the surviving entity (or its parent, if any).

                          (v)     DETERMINATION OF CONSIDERATION.  For purposes
of this Section 4(e), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

                                  (1)      CASH AND PROPERTY.  Such
consideration shall:

                                           (A)     insofar as it consists of
cash, be computed as the aggregate amount of cash received by the Corporation excluding amounts paid or payable for accrued interest or accrued dividends;

                                           (B)     insofar as it consists of
property other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board; and

                                           (C)     in the event Additional
Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses
(A) and (B) above, as determined in good faith by the Board.

                                  (2)      OPTIONS AND CONVERTIBLE SECURITIES.
The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 4(e)(iii) relating to Options and Convertible Securities shall be determined by dividing:

                                           (A)     the total amount, if any,
received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against dilution) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities,





                                      12.

the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

                                           (B)     the maximum number of shares
of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against dilution) issuable upon the exercise of such Options or conversion or exchange of such Convertible Securities.

                 (f) ADJUSTMENT FOR STOCK SPLITS AND COMBINATIONS. If the Corporation shall at any time or from time to time after the Filing Date effect a subdivision of the outstanding Common Stock, the Conversion Prices in effect immediately before that subdivision shall be proportionately decreased. Conversely, if the Corporation shall at any time or from time to time after the Filing Date combine the outstanding shares of Common Stock into a smaller number of shares, the Conversion Prices in effect immediately before the combination shall be proportionately increased. Any adjustment under this
Section 4(f) shall become effective at the close of business on the date the subdivision or combination becomes effective.

                 (g) ADJUSTMENT FOR COMMON STOCK DIVIDENDS AND DISTRIBUTIONS. If the Corporation at any time or from time to time after the Filing Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, in each such event the Conversion Prices that are then in effect shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the Conversion Prices then in effect by a fraction
(i) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (ii) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Prices shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Prices shall be adjusted pursuant to this Section 4(g) to reflect the actual payment of such dividend or distribution.

                 (h)      ADJUSTMENTS FOR OTHER DIVIDENDS AND DISTRIBUTIONS.
If the Corporation at any time or from time to time after the Filing Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, in each such event provision shall be made so that the holders of the Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of other securities of the Corporation which they would have received had their Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments





                                      13.

called for during such period under this Section 4 with respect to the rights of the holders of the Preferred Stock or with respect to such other securities by their terms.

                 (i) ADJUSTMENT FOR RECLASSIFICATION, EXCHANGE AND SUBSTITUTION. If at any time or from time to time after the Filing Date, the Common Stock issuable upon the conversion of the Preferred Stock is changed into the same or a different number of shares of any class or classes of stock or other securities or property, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 4 or in Section 2(d)), in any such event each holder of Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the maximum number of shares of Common Stock into which such shares of Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

                 (j) ADJUSTMENT FOR CAPITAL REORGANIZATIONS. If at any time or from time to time after the Filing Date, there is a capital reorganization of the Common Stock (other than a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Section 4 or in Section 2(d)), as a part of such capital reorganization provision shall be made so that the holders of the Preferred Stock shall thereafter be entitled to receive upon conversion of the Preferred Stock the number of shares of stock or other securities or property of the Corporation to which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of Preferred Stock after the capital reorganization to the end that the provisions of this Section 4 (including adjustment of the Conversion Prices then in effect and the number of shares issuable upon conversion of the Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.

                 (k) CERTIFICATE OF ADJUSTMENT. In each case of an adjustment or readjustment of the Conversion Prices for the number of shares of Common Stock or other securities issuable upon conversion of the Series C or Series D Preferred, if the Series C or Series D Preferred is then convertible pursuant to this Section 4, the Corporation, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of Series C or Series D Preferred at the holder's address as shown in the Corporation's books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) such adjustments and readjustments, (ii) the Conversion Prices, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such holder's shares.





                                      14.

                 (l) NOTICES OF RECORD DATE. Upon (i) any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation with or into any other corporation, or any transfer of all or substantially all the assets of the Corporation to any other person, or any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the Corporation shall mail to each holder of Preferred Stock at least thirty (30) days prior to the record date specified therein a notice specifying (1) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (2) the date on which any such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective, and (3) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up.

                 (m)      AUTOMATIC CONVERSION.

                          (i)     Each share of Preferred Stock shall be
converted automatically into shares of Common Stock, based on the then-effective Series A Conversion Price, Series B Conversion Price, Series C Conversion Price and Series D Conversion Price, as applicable, immediately prior to the closing of a Qualified Public Offering. Each share of any series of Preferred Stock shall be converted automatically into shares of Common Stock, based on the then-effective Series A Conversion Price, Series B Conversion Price, Series C Conversion Price or Series D Conversion Price, as applicable, at any time upon the affirmative vote of the holders of a majority of the outstanding shares of such series of Preferred Stock.

                          (ii)    Upon the occurrence of the event specified in
paragraph (i) above, the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Preferred Stock are either delivered to the Corporation or its transfer agent as provided below, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Preferred Stock, the holders of Preferred Stock shall surrender the certificates representing such shares at the office of the Corporation or any transfer agent for the Preferred Stock. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred.





                                      15.

                 (n) FRACTIONAL SHARES. No fractional shares of Common Stock shall be issued upon conversion of Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Corporation shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Common Stock's fair market value (as determined by the Board of Directors) on the date of conversion.

                 (o) RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

                 (p) NOTICES. Any notice required by the provisions of this Section 4 to be given to the holders of shares of the Preferred Stock shall be deemed given upon the earlier of actual receipt or three (3) days after the same has been deposited in the United States mail, by certified or registered mail, return receipt requested, postage prepaid, and addressed to each holder of record at the address of such holder appearing on the books of the Corporation.

                 (q) PAYMENT OF TAXES. The Corporation will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Preferred Stock, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Preferred Stock so converted were registered.

                 (r) NO DILUTION OR IMPAIRMENT. The Corporation shall not amend its Certificate of Incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but shall at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Preferred Stock against dilution or other impairment.





                                      16.

         5.      REDEMPTION.

                 (a) Except as expressly provided in this Section 5, the Company shall not have the right to purchase, call, redeem or otherwise acquire for value any or all of the Preferred Stock.

                 (b) At any time, the Company may, at its option, redeem the Series A or Series B Preferred in whole, but not in part, at the Redemption Prices hereinafter specified; provided, however, that the Company shall not redeem Series A Preferred or Series B Preferred or give notice of any redemption unless the Company has sufficient and lawful funds to redeem all of the then outstanding Series A Preferred or Series B Preferred. The date on which the Series A Preferred or Series B Preferred is to be redeemed pursuant to this Section 5(b) is herein called the "Redemption Date."

                 (c) The Redemption Price of the Series A Preferred and Series B Preferred (the "Redemption Prices") shall be an amount per share equal to $4.43 and $5.5375, respectively, subject to appropriate adjustment to reflect any stock split, combination, reclassification or reorganization, plus all accrued and unpaid dividends thereon (whether or not declared), to and including the Redemption Date. Upon payment of the Redemption Price, all accrued and unpaid dividends (whether or not declared) on the Series A Preferred or Series B Preferred shall automatically be canceled.

                 (d) The Company shall, not less than thirty (30) days nor more than sixty (60) days prior to the Redemption Date, give written notice ("Redemption Notice") to each holder of record of Series A Preferred or Series B Preferred to be redeemed. The Redemption Notice shall state:

                          (i)     That all of the outstanding shares of Series
A Preferred or Series B Preferred are to be redeemed and the total number of shares being redeemed;

                          (ii)    The number of shares of Series A Preferred or
Series B Preferred held by the holder which the Company intends to redeem;

                          (iii)   The Redemption Date and Redemption Price;

                          (iv)    That the holder's right to convert the Series
A Preferred or Series B Preferred into shares of Common Stock as provided in
Section 4 hereof will terminate on the Redemption Date; and

                          (v)     The time, place and manner in which the
holder is to surrender to the Company the certificate or certificates representing the shares of Series A Preferred or Series B Preferred to be redeemed.





                                      17.

                 (e) On the Redemption Date, the Redemption Price of the Series A Preferred or Series B Preferred scheduled to be redeemed or called for redemption shall be payable to the holders of the Series A Preferred or Series B Preferred. On or before the Redemption Date, each holder of Series A Preferred or Series B Preferred to be redeemed, unless the holder has exercise his right to convert the shares as provided in Section hereof, shall surrender the certificate or certificates representing such shares to the Company, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired.

                 (f) If the Redemption Notice is duly given, and if at least ten (10) days prior to the Redemption Date the Redemption Price is either paid or made available for payment through the arrangement specified in subsection (g) below, then notwithstanding that the certificates evidencing any of the shares of Series A Preferred or Series B Preferred so called or scheduled for redemption have not been surrendered, all rights with respect to such shares shall forthwith after the Redemption Date cease and terminate, except only (i) the right of the holders to receive the Redemption Price without interest upon surrender of their certificates therefor or (ii) the right to receive shares of Common Stock upon exercise of the conversion rights provided in Section 4 hereof on or before the Redemption Date.

                 (g) At least ten (10) days prior to the Redemption Date, the Company shall deposit with any bank or trust company in New York, New York having a capital and surplus of at least $1 billion, as a trust fund, a sum equal to the aggregate Redemption Price of all shares of the Series A Preferred or Series B Preferred scheduled to be redeemed or called for redemption and not yet redeemed, with irrevocable instructions and authority to the bank or trust company to pay, on or after the Redemption Date or prior thereto, the Redemption Price to the respective holders upon the surrender of their share certificates. The deposit shall constitute full payment for the shares of Series A Preferred or Series B Preferred to the holders thereof, and from and after the date of such deposit (even if prior to the Redemption Date), the shares of Series A Preferred or Series B Preferred Stock shall be deemed to be redeemed and no longer outstanding, and the holders thereof shall cease to be shareholders with respect to such shares of Series A Preferred or Series B Preferred and shall have no rights with respect thereto, except the right to receive from the bank or trust company payment of the Redemption Price of the shares of Series A Preferred or Series B Preferred, without interest, upon surrender of their certificates therefor and the right to convert such shares of Series A Preferred or Series B Preferred into shares of Common Stock as provided in Section 4 hereof. Any monies so deposited that represent the Redemption Price of shares of Series A Preferred or Series B Preferred that are converted into shares of Common Stock shall be immediately released or repaid to the Company upon such conversion and the holders of such shares of Series A Preferred or Series B Preferred that are converted shall no longer be entitled to the payment of the Redemption Price. Any monies so deposited and unclaimed at the end of one year from the Redemption Date shall be released or repaid to the Company, after which time the holders of shares of Series A Preferred or Series B Preferred called for redemption shall be entitled to receive payment of the Redemption Price only from the Corporation.





                                      18.

         6. RESTRICTIONS AND LIMITATIONS. So long as any shares of Series A, Series B or Series C Preferred Stock remain outstanding, the Corporation shall not, and shall not permit any subsidiary to, without the vote or written consent by the holders of a majority of the Series A, Series B or Series C
Preferred:

                 (a) Redeem, purchase or otherwise acquire for value, any share or shares of Series A, Series B or Series C Preferred, otherwise than by redemption in accordance with Section 5 hereof, or any warrant, option or right to purchase any Series A, Series B or Series C Preferred;

                 (b) Purchase, redeem or otherwise acquire for value (or pay into or set aside as a sinking fund for such purpose) any Common Stock or any warrant, option or right to purchase any Common Stock; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from directors or employees of or consultants or advisers to the Corporation or any subsidiary pursuant to agreements under which the Corporation has the option to repurchase such shares upon the occurrence of certain events, including the termination of employment by or service to the Corporation or any subsidiary; and provided further, however, that without the approval, by vote or written consent, of the holders of a majority of the Series A Preferred, the total amount applied to the repurchase of shares of Common Stock shall not exceed $25,000 during any twelve-month period;

                 (c) Declare or pay any dividends on or declare or make any other distribution, direct or indirect (other than a dividend payable solely in shares of Common Stock), on account of the Common Stock or set apart any sum for any such purpose without the vote or written consent by the holders of a majority of the Series A Preferred; or

                 (d) Increase the total number of authorized shares of Series A, Series B or Series C Preferred Stock.

Each holder of shares of Series A, Series B, Series C or Series D Preferred or of shares of Common Stock shall, by virtue of its acceptance of a stock certificate evidencing such Preferred or Common Stock, be treated as having consented, for all purposes, to distributions made by the Corporation by the repurchase of shares of Common Stock from directors or employees of or consultants or advisers to the Corporation or any subsidiary upon the termination of employment by or service to the Company or any subsidiary or otherwise if such repurchase is made in accordance with the repurchase agreements referred to in Section 6(b) and such repurchases are not prohibited by Section 6(b).

         7. NO REISSUANCE OF PREFERRED STOCK. No share or shares of Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall acquire the status of undesignated shares of Preferred Stock.





                                      19.

                                       V.

         For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

         (a) The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by the Board of Directors in the manner provided in the Bylaws.

         (b) In furtherance of and not in limitation of the powers conferred by statute, the Board of Directors may from time to time make, amend, supplement or repeal the Bylaws.

         (c) The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

                                      VI.

         A director of the Corporation shall, to the full extent not prohibited by the Delaware General Corporation Law, as the same exists or may hereafter be amended, not be liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a director.

                                      VII.

         The Corporation shall, to the full extent not prohibited by Section 145 of the Delaware General Corporation Law, as the same exists or may hereafter be amended, indemnify all persons whom it may indemnify pursuant thereto.





                                      20.